FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Results in 2021 Board Election

PITTSBURGH, Nov. 18, 2021 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced the results of its recent election. Two new member directors for Pennsylvania and one new public-interest independent director were elected. One incumbent independent director was also re-elected. All four will serve four-year terms beginning Jan. 1, 2022.

Pennsylvania Member Directors

Two new member directors have been elected, Thomas Bailey of Brentwood Bank and Joseph W. Major of the Victory Bank.

Thomas Bailey is the current President and CEO of Brentwood Bank. Prior to assuming the CEO title, Mr. Bailey was the Bank’s CFO. Mr. Bailey serves as a Federal Delegate representing Pennsylvania in the Independent Community Bankers of America and is also an active member and Director of the Pennsylvania Association of Community Bankers (PACB). He previously served as the PACB Chairman from 2008 to 2009. Mr. Bailey received his bachelor’s degree in economics from the University of Pittsburgh and holds various banking certificates.

Joseph W. Major is the Founder, Chairman of the Board and CEO of The Victory Bank. Mr. Major formerly served as the President and CEO of Patriot Bank Corporation and Patriot Bank, and as President of Vartan National Bank. Mr. Major also served as a director of The First National Bank of Liverpool and a director of ETA, a bank data processing service bureau. In addition to his undergraduate degree in business, Mr. Major holds a JD from the University of Akron and is an honor graduate of the American Bankers Association Stonier Graduate School of Banking.

Independent Directors

Barbara Adams has been elected as a public interest independent director. Ms. Adams serves on the board of directors of FS KKR Capital Corp. (a successor by merger to FSIC II, FSIC III and FSIC IV); Ms. Adams also served on those boards. Ms. Adams previously served as the Executive Vice President – Legal Affairs and General Counsel of the Philadelphia Housing Authority and was General Counsel of the Commonwealth of Pennsylvania. Ms. Adams is a charter member of the Forum on Affordable Housing and Community Development Law of the American Bar Association, as well as a Fellow of the American Academy of Housing and Communities. Ms. Adams is a graduate of Temple University School of Law and a graduate of Smith College.

Thomas Murphy, Chief Information Officer (CIO) at the University of Pennsylvania, was re-elected as an independent director. Mr. Murphy has served on FHLBank’s Board since Nov. 2016. He currently serves as Chair of the Board’s Operational Risk Committee.

Other Directors Serving on the FHLBank Pittsburgh Board of Directors

In addition to the elected directors listed above, FHLBank Pittsburgh’s Board of Directors for 2022 includes the following members: Pamela C. Asbury, Glenn R. Brooks, Romulo L. Diaz Jr., James V. Dionise, Angel L. Helm, Louise M. Herrle, William C. Marsh, Brendan J. McGill, Lynda A. Messick, Bradford E. Ritchie, Dr. Howard B. Slaughter Jr. and Jeane M. Vidoni.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

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